UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

ROMEO POWER, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

ROMEO POWER, INC. ANNOUNCES ADJOURNMENT OF

ANNUAL MEETING OF STOCKHOLDERS

Scheduled to Reconvene on June 30, 2022 to Allow Stockholders Additional Time to Vote

Please Contact MacKenzie Partners to Vote Your Shares Today!

June 21, 2022

Dear Romeo Power Stockholders

The Romeo Power, Inc. Annual Meeting of Stockholders, scheduled for June 14, 2022, was convened and adjourned without any business being conducted due to the fact that the required vote was not achieved on our proposal to increase the authorized shares of common stock from 250 million to 350 million (proposal 6). Stockholders have thus far strongly supported the proposal. At the time the meeting was convened, approximately 84% of the shares that had been voted had been voted in favor of the proposal to increase the authorized shares. However, since holders of only approximately 46% of the outstanding shares voted in favor of the proposal, the necessary vote requirement of a majority of the outstanding shares was not reached. We are adjourning the meeting in order to solicit additional votes to meet the vote requirement.

The Annual Meeting will be reconvened at 10:00 a.m. Pacific Time on Thursday, June 30, 2022 to allow more opportunity for stockholders to vote on the proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2020. Stockholders will be able to attend the rescheduled Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RMO2022.

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN,

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY

As stated in the proxy statement previously sent to you, the Board of Directors recommends that stockholders vote FOR the approval of the amendment to our Second Amended and Restated Certificate of Incorporation to increase our authorized shares from 250 million to 350 million (proposal 6). A majority of the votes received have been cast in favor of all of the proposals. However, while the approval rate for Proposal 6 was approximately 84 percent, there was not a sufficient number of votes cast necessary to approve Proposal 6 despite the high approval rate. Proposal 6 is highly important for the Company to continue to fund its ongoing operations and pursue its key objectives to grow and increase its value. The high importance of Proposal 6 is why we are reaching out to you for your vote!

MacKenzie Partners can take your vote via telephone or email. To vote via phone please call 800-322-2885 (Toll-Free in the US) or 212-929-5500 (Call Collect). You may also contact MacKenzie Partners with your voting instructions via email. A sample email can be found below:

To:                   jjaegers@mackenziepartners.com

Cc:                   dblake@mackenziepartners.com

Re:                   Romeo Power Annual Meeting

Dear Mr. Jaegers;

Please vote my shares of Romeo Power Common Stock for the 2022 Annual Meeting of Stockholders as follows:

1.	FOR the election of eight directors to serve on the Board of Directors
2.	FOR the ratification of the Auditors
3.	FOR the approval, on an advisory basis, the compensation of named executive officers
4.	FOR the approval, on an advisory basis, a one year frequency of stockholder votes on the compensation of named executive officers
5.	FOR the approval of the issuance of Company common stock to YA II PN, LTD
6.	FOR the increase of authorized common shares from 250,000,000 to 350,000,000.

The shares are registered in the name of ___________ and I have the authority to vote these shares.

[Name]

[Title]

Thank you for your cooperation and support.

Sincerely,

Romeo Power, Inc.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway 27th Floor New York, NY 10018

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com